Exhibit 4.23

Termination Agreement

This Termination Agreement (“this Agreement”) is made and entered into on August 24, 2025 in Haier Industrial Park, Laoshan District, Qingdao, the People's Republic of China (hereinafter referred to as “China”, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) by the following parties:

1
Beijing Cheerbright Technologies Co., Ltd. (“Cheerbright”), a wholly foreign-owned enterprise established in China with its registered address at Room 1010, F/10, Tower B, No. 3, Danling Street, Haidian District, Beijing, China. Its uniform social credit code is 91110108791607588Y;
2
Beijing Autohome Information Technology Co., Ltd. (“Autohome Information”), a company duly organized and existing in China with its legal address at Room 1011-1015, F/10, Tower B, No. 3, Danling Street, Haidian District, Beijing, China. Its uniform social credit code is 911101087934346098;
3
Long Quan, whose identification card number is ******;
4
Wang Youdong, whose identification card number is ******.

Each of Cheerbright, Autohome Information, Wang Youdong and Long Quan is referred to as the “Party” and together as the “Parties”.

Recitals:

1
Cheerbright, Autohome Information and its original shareholders Long Quan and Wang Youdong, entered into the following agreements (collectively referred to as “Control Documents”):
(1)
On January 28, 2024, Cheerbright and Autohome Information entered into the Exclusive Technology Consulting and Service Agreement;
(2)
On January 28, 2024, Cheerbright, Autohome Information and Wang Youdong entered into the Equity Option Agreement;
(3)
On January 28, 2024, Cheerbright and Wang Youdong entered into the Equity Interest Pledge Agreement;

(4)
On January 28, 2024, Cheerbright and Wang Youdong entered into the Loan Agreement;
(5)
On January 28, 2024, Wang Youdong signed the Power of Attorney;
(6)
On January 28, 2024, Cheerbright, Autohome Information and Long Quan entered into the Equity Option Agreement;
(7)
On January 28, 2024, Cheerbright and Long Quan entered into the Equity Interest Pledge Agreement;
(8)
On January 28, 2024, Cheerbright and Long Quan entered into the Loan Agreement;
(9)
On January 28, 2024, Long Quan signed the Power of Attorney.
2
Wang Youdong is currently in the process of transferring all the equity of Autohome Information to Fang Xing, Long Quan is currently in the process of transferring all the equity of Autohome Information to Zhou Shenglei (collectively referred to as “Proposed Equity Transfer”), and execute the relevant equity transfer agreements (collectively referred to as “Equity Transfer Agreement”), the effective date of the Equity Transfer Agreement (“Effective Date of the Equity Transfer Agreement”) and the completion date of Proposed Equity Transfer shall be the Completion Date under the Share Sale&Purchase Agreement entered into by and between CARTECH HOLDING COMPANY and Yun Chen Capital Cayman on February 20, 2025.
3
The Parties agree to terminate the Control Documents in accordance with the terms and conditions set forth in this Agreement.

The Parties agree as follows:

From the effective date of this Agreement, the Control Documents shall be terminated, and the rights and obligations of the Parties thereunder shall be terminated immediately, unconditionally and irrevocably. Upon the termination of the Control Documents, the Parties shall not undertake any rights, obligations or responsibilities arising from the Control Documents. The Parties acknowledge that, as of the effective date of this Agreement, the change registration of the Equity Transfer with the competent Bureau of Administration for Market Regulation in charge of Autohome Information has not been completed, Wang Youdong and Long Quan shall comply with and continue performance of the Equity Transfer

Agreement until the issuance of an approval notice for the change of registration by the competent Bureau of Administration for Market Regulation in charge of Autohome Information.

The Parties undertake that, except for the above-mentioned Control Documents, there is no agreement or unilaterally issued document or arrangement in any other form among the Parties or held by any Party that results in or may result in a controlling relationship in Autohome Information among the Parties or a Party holding a controlling relationship in Autohome Information. If such agreements, documents or arrangements do exist, the Parties shall automatically waive any of their rights and obligations under such agreements, documents or arrangements from the date of this Agreement.
3
The execution, validity, interpretation, modification, implementation, and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws. If any dispute arises in the process of the interpretation or implementation of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through amicable consultation. If a dispute cannot be resolved in the above manner within 30 days after a Party sends a written notice to the other Party requesting for a consultation to resolve the dispute, any Party can submit the dispute to the competent court of the place where this Agreement is executed.

This Agreement is written and executed in both English and Chinese, and Chinese articles shall prevail over English articles in case of any inconsistency. This Agreement shall be established upon the signature or seal by the Parties, and shall become effective upon the Effective Date of the Equity Transfer Agreement. This Agreement shall be executed in 4 originals, each with the same legal effect.

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(Signature Page of the Termination Agreement)

Beijing Cheerbright Technologies Co., Ltd. (Seal)

/s/ Beijing Cheerbright Technologies Co., Ltd.

(Signature Page of the Termination Agreement)

Beijing Autohome Information Technology Co., Ltd. (Seal)

/s/ Beijing Autohome Information Technology Co., Ltd.

(Signature Page of the Termination Agreement)

/s/ Long Quan_______________________

Long Quan

(Signature Page of the Termination Agreement)

/s/ Wang Youdong_______________________

Wang Youdong